EXHIBIT 99.1

Hemisphere Media Group Names Javier Maynulet President of WAPA-TV; Announces Upcoming Retirement of Current President, Jose Ramos

MIAMI, FL – November 29, 2017 - Hemisphere Media Group, Inc. (NASDAQ:HMTV) ("Hemisphere" or the "Company"), the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading television and digital content platforms, announced today that Jose Ramos, President and General Manager of WAPA-TV, plans to retire in the first half of 2018. The Company has named Javier Maynulet as Mr. Ramos’ successor. Mr. Ramos will work closely with Mr. Maynulet to ensure a smooth transition.

Alan J. Sokol, President and Chief Executive Officer, said, “Joe is a world-class television executive who, over the last 20 years, has led WAPA’s rise as one of the leading broadcasters in the world. Under Joe’s leadership, WAPA moved from the #3 rated network in Puerto Rico to #1 in under two years.  Over the past three months, Joe’s strong, yet calm guidance has provided a beacon of strength and stability to co-workers and numerous others in Puerto Rico following Hurricanes Irma and Maria.  Because of Joe’s tireless work, WAPA never stopped broadcasting, providing Puerto Ricans on and off the Island critical and timely news and information.  It has been a terrific honor to work with Joe and we wish him all the best in his next phase of life.”

Mr. Ramos commented, “It has been a great honor and privilege to work and partner with the incredible team at WAPA, offering Puerto Ricans best in class news and entertainment. I am extremely proud of our achievements, including becoming the clear market leader in such a short period of time, and then sustaining it for the past eight years.  While Hurricanes Irma and Maria have challenged the people of Puerto Rico and our business, I have no doubt that we will overcome all obstacles, and both Puerto Rico and WAPA will emerge in even better shape that prior to the storms.

“I am also delighted that Javier has been appointed as my successor. His significant experience in managing established networks like WAPA gives me great confidence that he will serve as a strong ambassador to both the Island and its people. I look forward to working closely with him to ensure a smooth transition.”

Mr. Maynulet comes to Hemisphere with over 20 years of financial management and operational experience in media, with a strong focus on Spanish-language television. He most recently served as SVP and Chief Financial Officer of Univision Networks, where he was responsible for financial reporting and planning for the Networks division, as well as a number of emerging cable networks. From 2009 to 2014, Mr. Maynulet was the SVP and CFO of Telemundo Media, where he had financial responsibility for the Telemundo Network and Stations, cable networks, digital media, Telemundo International Distribution and Telemundo Studios. He was also responsible for overall controllership, strategic and tactical planning and analysis for Telemundo Media. Prior to this, Mr. Maynulet held several senior level positions, including SVP, CFO Universal Media Studios & Universal Cable Productions at NBCUniversal and earlier as

Director of Finance at NBC owned WTVJ and WSCV in Miami.  Mr. Maynulet received the GE Finance Leadership Award in 2008 and was named Most Powerful and Influential Latino in Entertainment by the Imagen Foundation in 2008 and 2013.

Mr. Sokol continued, “I am excited to welcome Javier. We are very fortunate to have Javier succeed Joe.  Javier has vast operational and financial expertise, a deep understanding of Hispanic media, and tremendous passion for Puerto Rico.  I am confident in his ability to successfully build upon the strong foundation that Joe has established and I look forward to his contributions to the business and to our great team in Puerto Rico.”

Mr. Maynulet commented, “I am humbled and excited by the opportunity to lead WAPA, particularly during a time of profound challenge and unprecedented change in Puerto Rico. Having been born and raised in Puerto Rico, I recognize the tremendous importance and potential of this market, and I welcome the opportunity to leverage my background to build upon WAPA’s leading market position. I want to thank Alan, Joe and the entire Hemisphere team for their confidence and I look forward to the opportunities ahead.”

About Hemisphere Media Group, Inc.
Hemisphere Media Group, Inc. (NASDAQ:HMTV) is the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in Puerto Rico, and has ownership interests in REMEZCLA, an influential digital media company, Canal 1, a new broadcast television network in Colombia and PANTAYA, a Spanish-language OTT service in the U.S.

Contact:

Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com